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                                                                    EXHIBIT 99.1
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PRESS RELEASE
                                                      CONTACT:
                                                      Brian L. Cantrell
[LOGO] Alliance Resource                              Alliance Resource
        Partners, L.P.                                Partners, L.P.
                                                      1717 South Boulder Avenue,
                                                      Suite 600
                                                      Tulsa, Oklahoma 74119
                                                      (918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

REPORTS SUBSTANTIAL PROGRESS IN EFFORTS TO EXTINGUISH MINE FIRE; DOTIKI MINE RE-ENTERED AND INSTALLATION OF PERMANENT SEALS UNDERWAY

Tulsa, Oklahoma, March 1, 2004 - Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that its wholly-owned Webster County Coal, LLC subsidiary has made substantial progress in its efforts to extinguish a mine fire at its Dotiki mine located near Providence, Kentucky. The Dotiki mine was temporarily idled on February 11, 2004, following the occurrence of a mine fire that originated with a diesel supply tractor. (See ARLP Press Release, dated February 12, 2004.)

After installation of an initial set of temporary seals from the surface and injection of nitrogen and carbon dioxide gases effectively isolated the fire and rendered the mine atmosphere inert (that is, without oxygen), Webster County Coal re-entered the mine late last week. Once underground, recovery personnel were able to construct a second set of temporary seals to further contain the area of the mine impacted by the fire. Over the weekend, mine rescue teams and Webster County Coal employees began construction of permanent seals designed to completely isolate the affected area of the Dotiki mine. Permanent seals have been constructed in two of these affected areas and Webster County Coal currently anticipates completion of the third and final permanent seal area within two to four days.

"Through the intensive efforts of our employees and the invaluable assistance and cooperation of officials from the Mine Safety and Health Administration and the Kentucky Department of Mines and Minerals, it appears we have successfully isolated and smothered the Dotiki mine fire," said Charles R. Wesley III, Senior Vice President of Operations. "We are indebted to all of our employees for their around-the-clock work, the federal and state mining officials who have been on-site throughout the entire process, and the local community for their support in our efforts thus far."

Once the permanent seals are completed, mine rescue teams will then conduct thorough examinations of the entire Dotiki mine. Information gathered during the examinations will be used to develop plans and establish timelines for rehabilitating the Dotiki mine infrastructure and returning the mine to production.

While the Dotiki mine recovery and rehabilitation efforts continue, Webster County Coal, in conjunction with its affiliates, White County Coal, LLC and Warrior Coal, LLC, has temporarily transferred a majority of its employees from Dotiki to these affiliates. With this relocation of

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Webster County Coal employees, expanded seven-day production schedules have begun at the Pattiki mine, operated by White County Coal in White County, Illinois, and the Warrior mine, operated by Warrior Coal near Madisonville, Kentucky. These Webster County Coal employees will be transferred back to Webster County Coal as the Dotiki mine recovery efforts progress and operations are resumed.

The Dotiki mine produced an average of 407,000 tons per month of high-sulfur coal last year from the Kentucky No. 9 coal seam. Production from the mine during 2004 was forecast at approximately 454,000 tons per month with actual production in January 2004 of approximately 467,000 tons of coal. The mine, which employs approximately 360 workers, utilizes continuous mining units and room-and-pillar techniques.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding the business risks that could affect our results.

Alliance Resource Partners is the nation's only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates mining complexes in Illinois, Indiana, Kentucky and Maryland.


FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; deregulation of the electric utility industry or the effects of any adverse changes in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers' compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulations, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks of major mine-related accidents or interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty obtaining commercial property insurance; and risks associated with our 10.0% participation (excluding any applicable deductible) in the commercial property program.

            Additional information concerning these and other factors can be found in the Partnership's public periodic filings with the Securities and Exchange Commission ("SEC"), including the Partnership's Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 20, 2003 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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